Exhibit No. 12.

Questar Pipeline Company
Ratio of Earnings to Fixed Charges

                                                12 Months Ended
                                                September 30,
                                                    1997        1998
                                                (Dollars in Thousands)

Earnings

Income before income taxes                          $41,743     $40,549
Plus debt expense                                    13,395      14,062
Plus allowance for borrowed
   funds used during construction                       174         448
Plus interest portion of rental expense                 274         312
                                                    $55,586     $55,371

Fixed Charges

Debt expense                                        $13,395     $14,062
Plus allowance for borrowed
   funds used during construction                       174         448
Plus interest portion of rental expense                 274         312
                                                    $13,843     $14,822

Ratio of Earnings to Fixed Charges                     4.02        3.74